As filed with the Securities and Exchange Commission on June 14, 2006
Registration No. 333-131881

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2

TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
BRIGHAM EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	75-2692967
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
For Co-Registrants, see “Table of Co-Registrants”.

Ben M. Brigham
6300 Bridge Point Parkway	6300 Bridge Point Parkway
Building Two, Suite 500	Building Two, Suite 500
Austin, Texas 78730	Austin, Texas 78730
(512) 427-3300	(512) 427-3300
(Address, including zip code,	(Name, address, including zip code,
and telephone number, including area code, of	and telephone number, including area
registrant’s principal executive offices)	code, of agent for service)
Copies to:
Joe Dannenmaier
Thompson & Knight L.L.P.
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price	Aggregate Offering		Amount of
Registered	Registered	per Unit (1)	Price (1)		Registration Fee
Primary Offering:
Debt Securities (2)
Common Stock, par value $.01 per share (3)
Preferred Stock, par value $.01 per share (3) (4) (5)
Depositary Shares(5)
Warrants (6)
Guarantees (7)
Total Primary Offering				$300,000,000	$32,100
Secondary Offering:
Common Stock	7,509,882	$10.39 (8)		$78,027,673.98	$8,348.96
Series A Preferred Stock	505,051	$20.00 (9)		$10,101,020	$1,080.81
Total	(1) 8,014,933	100%	(1)$	397,816,441	$41,529.77

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price per unit will be determined from time to time in connection with the issuance of the securities registered hereunder.

(2)
There are being registered hereunder an indeterminate principal amount of debt securities that may be sold from time to time. If any debt securities are being issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $300,000,000, less the dollar amount of any securities previously issued hereunder.

(3)
There are being registered hereunder an indeterminate number of shares of common stock that may be sold from time to time. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion or redemption of preferred stock or debt securities registered hereby.

(4)	There are being registered hereunder an indeterminate number of shares of preferred stock as may be sold from time to time by the registrant.

(5)
There are being registered hereunder an indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a deposit agreement. In the event the registrant elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and the shares of preferred stock will be issued to the depositary under the deposit agreement.

(6)
There are being registered hereunder an indeterminate amount and number of warrants, representing rights to purchase preferred stock, common stock or debt securities registered hereby or equity securities issued by an unaffiliated corporation or other entity and held by the registrant.

(7)
Guarantees may be provided by subsidiaries of the registrant of the payment of the principal and interest on the debt securities. No additional consideration will be received for the guarantees and, pursuant to Rule 457(n), no additional fee is required.

(8)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the last sale reported of the common stock on The Nasdaq National Market on February 13, 2006.

(9)	Based on a bonafide estimate of the maximum offering price and solely for the purpose of calculating the registration fee.
          The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

2

TABLE OF CO-REGISTRANTS
          Each of the following subsidiaries and each other subsidiary of Brigham Exploration Company that becomes a guarantor of certain of the securities registered hereby, is hereby deemed to be a registrant.

Exact Name as Specified	Jurisdiction of
in their Charters	Incorporation or Organization	I.R.S. Employer Identification Number
Brigham, Inc.	Nevada	75-2354099
Brigham Oil & Gas, L. P.	Delaware	75-2429186
Brigham Holdings I, LLC	Nevada	75-2692967
Brigham Holdings II, LLC	Nevada	75-2354099
          The address and telephone number of the principal executive offices of Brigham, Inc and Brigham Oil & Gas, L.P. is 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730, (512) 427-3300 and the agent for service at such address is Ben M. Brigham. The address and telephone number of the principal executive offices of Brigham Holdings I, LLC and Brigham Holdings II, LLC is 3993 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada 89109, (702) 866-2222 and the agent for service at such address is Mindy Riddle.

3

(BRIGHAM LOGO)
$300,000,000
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Offered by
Brigham Exploration Company
7,509,882 Shares of Common Stock
And
505,051 Shares of Series A Preferred Stock
Offered by Selling Stockholders
          We may offer, from time to time, in one or more series:
•	unsecured senior debt securities;

•	unsecured subordinated debt securities;

•	shares of common stock;

•	shares of preferred stock;

•	shares of preferred stock that may be represented by depositary shares; and

•	warrants to purchase debt securities, common stock, preferred stock or other securities.
          The securities:
•	will have a maximum aggregate offering price of $300,000,000;

•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•	may be offered separately or together, or in separate series;

•	may be convertible into or exchangeable for other securities;

•	may be guaranteed by certain of our subsidiaries; and

•	may be listed on a national securities association, if specified in an accompanying prospectus supplement.
          Additionally, up to 7,509,882 shares of our common stock and 505,051 shares of our Series A Preferred Stock may be sold from time to time in one or more offerings by several of our stockholders pursuant to this registration statement. We will not receive any proceeds from sales of shares of common stock or Series A Preferred Stock by the selling stockholders.
          Our common stock is listed on the Nasdaq National Market under the symbol “BEXP.” We do not intend to list the Series A Preferred Stock on any national securities exchange or automated quotation system.
          We will provide the specific terms of the securities, including whether or not they are being sold by us or the selling stockholders and whether we or the selling stockholders will be receiving the proceeds, in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.
          You should read this prospectus and any prospectus supplement carefully before you invest, including the Risk Factors which begin on page 4 of this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
          The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
This prospectus is dated

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $300,000,000. Additionally, up to 7,509,882 shares of our common stock and 505,051 shares of our Series A Preferred Stock may be sold from time to time in one or more offerings by several of our stockholders pursuant to this prospectus. We will not receive any proceeds from sales of common stock or Series A Preferred Stock by the selling stockholders.
          This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or a selling stockholder sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us or the selling stockholder in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
          We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s Internet site at http://www.sec.gov.
          This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.
          The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to its effectiveness. We also incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until our offering is completed.
• Current Report on Form 8-K filed March 21, 2006;
• Annual Report on Form 10-K for the year ended December 31, 2005 filed March 1, 2006;
• Current Report on Form 8-K filed February 23, 2006;
• Current Report on Form 8-K filed February 22, 2006, as amended February 22, 2006;
• Current Report on Form 8-K filed February 16, 2006; and

• The description of our common stock contained in our registration statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934 on April 25, 1997.
You may request a copy of these filings, at no cost, by contacting us at:
Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
Attention: General Counsel
(512) 427-3300

FORWARD-LOOKING STATEMENTS
          This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws.
          These forward-looking statements include, among others, the following:
•	our growth strategies;

•	our ability to successfully and economically explore for and develop oil and gas resources;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and ability to finance our exploration and development activities;

•	market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions; and

•	the impact of governmental regulation.
These statements may be found under “Risk Factors” and “Use of Proceeds.” Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements. You should consider carefully the statements under “Risk Factors” and other sections of this prospectus, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.
ABOUT US
          We are an independent exploration, development and production company that utilizes 3-D seismic imaging and other advanced technologies to systematically explore for, develop and produce domestic onshore oil and natural gas reserves. We focus our activities in provinces where we believe 3-D seismic technology can be used effectively to maximize our return on invested capital by reducing drilling risk. Our exploration and development activities are concentrated in three provinces: the onshore Texas Gulf Coast, the Anadarko Basin and West Texas.
          Our executive offices are located at 6300 Bridge Point Parkway, Building Two, Suite 500, Austin, Texas 78730 and our telephone number is (512) 427-3300. Information contained on our website, www.bexp3d.com, is not part of this prospectus.

RISK FACTORS
          You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. This investment includes a high degree of risk.
          Oil and natural gas prices are volatile and a substantial reduction in these prices could adversely affect our results and the price of our common stock.
          Our revenues, operating results and future rate of growth depend highly upon the prices we receive for our oil and natural gas production. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The NYMEX daily settlement price for natural gas for the prompt month contract in 2004 ranged from a high of $8.14 per MMBtu to a low of $4.40 per MMBtu. In 2005, the same index ranged from a high of $15.38 per MMBtu to a low of $5.79 per MMBtu. The NYMEX daily settlement price for crude oil for the prompt month contract in 2004 ranged from a high of $56.17 per barrel to a low of $32.48 per barrel. In 2005, the same index ranged from a high of $69.81 per barrel to a low of $42.12 per barrel. The markets and prices for oil and natural gas depend on factors beyond our control. These factors include demand for oil and natural gas, which fluctuate with changes in market and economic conditions and other factors, including:
•	worldwide and domestic supplies of oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	political conditions and events (including instability or armed conflict) in oil-producing or natural gas-producing regions;

•	the level of global oil and natural gas inventories;

•	the price and level of foreign imports;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	weather conditions;

•	domestic and foreign governmental regulations and taxes; and

•	the overall economic environment.
          Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:
•	limiting our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

•	reducing the amount of oil and natural gas that we can produce economically;

•	causing us to delay or postpone some of our capital projects;

•	reducing our revenues, operating income and cash flow;

•	reducing the carrying value of our oil and natural gas properties; and

•	limiting our access to sources of capital, such as equity and long-term debt.

          We may have difficulty financing our planned capital expenditures, which could adversely affect our business.
          We are required to make substantial capital expenditures in our exploration and development projects in order to maintain and grow our production and reserves. Without additional capital resources, our drilling and other activities may be limited, our production and reserves will decline, and our business, financial condition and results of operations may suffer. We may not be able to secure additional financing on reasonable terms or at all and financing may not continue to be available to us under our existing or new financing arrangements. If additional capital resources are unavailable, we may curtail our drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis. Any such curtailment or sale could have a material adverse effect on our business, financial condition and results of operation. In addition, we have a limited number of shares of authorized but unissued common stock available at this time. While we intend to seek approval from our stockholders to increase our authorized stock, unless and until such change is approved, we would not have sufficient number of shares of authorized common stock to raise a substantial amount of proceeds to us in any subsequent public or private equity offering.
          Our exploration, development and drilling efforts and the operation of our wells may not be profitable or achieve our targeted returns.
          We require significant amounts of undeveloped leasehold acreage in order to further our development efforts. Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. We invest in property, including undeveloped leasehold acreage, which we believe will result in projects that will add value over time. However, we cannot guarantee that all of our prospects will result in viable projects or that we will not abandon our initial investments. Additionally, we cannot guarantee that the leasehold acreage we acquire will be profitably developed, that new wells drilled by us in provinces that we pursue will be productive or that we will recover all or any portion of our investment in such leasehold acreage or wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. In addition, wells that are profitable may not achieve our targeted rate of return. Our ability to achieve our target results are dependent upon the current and future market prices for crude oil and natural gas, costs associated with producing oil and natural gas and our ability to add reserves at an acceptable cost. We rely to a significant extent on 3-D seismic data and other advanced technologies in identifying leasehold acreage prospects and in conducting our exploration activities. The 3-D seismic data and other technologies we use do not allow us to know conclusively prior to acquisition of leasehold acreage or drilling a well whether oil or natural gas is present or may be produced economically. The use of 3-D seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies.
          In addition, we may not be successful in implementing our business strategy of controlling and reducing our drilling and production costs in order to improve our overall return. The cost of drilling, completing and operating a well is often uncertain and cost factors can adversely affect the economics of a project. We cannot predict the cost of drilling, and we may be forced to limit, delay or cancel drilling operations as a result of a variety of factors, including:
•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.
          Exploratory drilling is a speculative activity that may not result in commercially productive reserves and may require expenditures in excess of budgeted amounts.
     Our future rate of growth greatly depends on the success of our exploratory drilling program. Exploratory drilling involves a higher risk that we will not encounter commercially productive oil or natural gas reservoirs than developmental drilling. We may not be successful in our future drilling activities because even with the use of 3-D seismic and other advanced technologies, exploratory drilling is a speculative activity.

          Although our oil and natural gas reserve data is independently estimated, these estimates may still prove to be inaccurate.
          Our reserve estimates are generated each year by Cawley, Gillespie & Associates, Inc., an independent petroleum engineering firm. In conducting its evaluation, the engineers and geologists of Cawley, Gillespie & Associates, Inc. evaluate our properties and independently develop proved reserve estimates. There are numerous uncertainties and risks that are inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development expenditures as many factors are beyond our control. Many factors and assumptions are incorporated into these estimates including:
•	expected reservoir characteristics based on geological, geophysical and engineering assessments;

•	future production rates based on historical performance and expected future operating and investment activities;

•	future oil and gas prices and quality and location differentials; and

•	future development and operating costs.
          Although we believe the Cawley, Gillespie & Associates, Inc. reserve estimates are reasonable based on the information available to them at the time they prepare their estimates, our actual results could vary materially from these estimated quantities of proved oil and natural gas reserves (in the aggregate and for a particular location), production, revenues, taxes and development and operating expenditures. In addition, these estimates of reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and natural gas prices, operating and development costs and other factors.
          Finally, recovery of proved undeveloped reserves generally requires significant capital expenditures and successful drilling operations. At December 31, 2005, approximately 48% of our estimated proved reserves were classified as undeveloped. At December 31, 2005, we estimated that it would require additional capital expenditures of approximately $122 million to develop these reserves. Our reserve estimates assume that we can and will make these expenditures and conduct these operations successfully, which may not occur.
          We need to replace our reserves at a faster rate than companies whose reserves have longer production periods. Our failure to replace our reserves would result in decreasing reserves and production over time.
          In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves and production will decline as reserves are produced.
          We may not be able to find, develop or acquire additional reserves to replace our current and future production. Accordingly, our future oil and natural gas reserves and production and therefore our cash flow and income, are dependent upon our success in economically finding or acquiring new reserves and efficiently developing our existing reserves.
          Our reserves in the Gulf Coast have high initial production rates followed by steep declines in production, resulting in a reserve life for wells in this trend shorter than the industry average. This production volatility has impacted and, in the future, may continue to impact our quarterly and annual production levels.
          We generally must locate and develop or acquire new oil and natural gas reserves to replace those being depleted by production. Without successful drilling and exploration or acquisition activities, our reserves and revenues will decline rapidly. We may not be successful in extending our reserve life for our properties generally and our Gulf Coast properties in particular. Our current strategy includes increasing our reserve base through drilling activities on our existing Gulf Coast properties and properties located in our other core areas which have historically had longer-lived reserves. Our existing and future exploration and development projects may not result in significant additional reserves and we may not be able to drill productive wells at economically viable costs.
          Our future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and our success in locating and producing new reserves. If our revenues were to decrease as a result of lower oil and gas prices, decreased production or otherwise, and our access to capital were limited, we would have a reduced ability to replace our reserves or to maintain production at current levels, potentially resulting in a decrease in production and revenue over time.

          Drilling locations that we decide to drill may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.
          Our drilling locations are in various stages of evaluation, ranging from locations that are ready to be drilled to locations that will require substantial additional evaluation and interpretation. There is no way to predict in advance of drilling and testing whether any particular drilling location will yield oil or natural gas in sufficient quantities to recover our drilling or completion costs or to be economically viable. Our use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil and natural gas will be present or, if present, whether oil and natural gas will be present in commercial quantities. The analysis that we perform using data from other wells, more fully explored prospects and/or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling locations. As a result, we may not find commercially viable quantities of oil and natural gas and, therefore, we may not achieve a targeted rate of return or have a positive return on investment.
          The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.
          Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel. During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater. In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases. As a result of increasing levels of exploration and production in response to strong prices of oil and natural gas, the demand for oilfield services has risen, and the costs of these services are increasing, while the quality of these services may suffer. If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in Texas and Oklahoma, we could be materially and adversely affected because our operations and properties are concentrated in those areas.
          The marketability of our oil and natural gas production depends on services and facilities that we typically do not own or control. The failure or inaccessibility of any such services or facilities could result in a curtailment of production and revenues.
          The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short term transportation agreements. Under the interruptible transportation agreements, the transportation of our natural gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. If any of the pipelines or other facilities become unavailable, we would be required to find a suitable alternative to transport and process the natural gas, which could increase our costs and reduce the revenues we might obtain from the sale of the natural gas. For example, Hurricane Rita disrupted the operations of natural gas pipelines and fractionators and required the evacuation of personnel required to oversee some of our facilities in the Gulf Coast area. As a result of these disruptions, we were forced temporarily to curtail some of our production in our onshore Gulf Coast province for approximately six days.
          Our level of indebtedness may adversely affect our cash available for operations, which would limit our growth, our ability to make interest and principal payments on our indebtedness as they become due and our flexibility to respond to market changes.
          At December 31, 2005, we had indebtedness of $33.1 million outstanding under our senior credit agreement and $30 million outstanding under our senior subordinated credit agreement. Our level of indebtedness will have several important effects on our operations, including those listed below.
          • We will dedicate a portion of our cash flow from operations to the payment of interest on our indebtedness and to the payment of our other current obligations and will not have these cash flows available for other purposes.
          • The covenants of our credit agreements limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in business conditions.
          • Our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.
          • We may be more vulnerable to economic downturns and our ability to withstand sustained declines in oil and natural gas prices may be impaired.
          • Since our indebtedness is subject to variable interest rates, we are vulnerable to increases in interest rates.

          • Our flexibility in planning for or reacting to changes in market conditions may be limited.
          We may incur additional debt in order to fund our exploration and development activities. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and reduce our level of indebtedness depends on future performance. General economic conditions, oil and natural gas prices and financial, business and other factors will affect our operations and our future performance. Many of these factors are beyond our control and we may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings and equity financing may not be available to pay or refinance such debt.
          In addition, under the terms of our senior credit agreement, our borrowing base is subject to semi-annual redeterminations based in part on prevailing oil and natural gas prices. In the event the amount outstanding exceeds the redetermined borrowing base, we could be forced to repay a portion of our borrowings. We may not have sufficient funds to make such payments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell assets at unfavorable prices.
          Lower oil and natural gas prices may cause us to record ceiling limitation write-downs, which would reduce our stockholders’ equity and net income.
          We use the full cost method of accounting for costs related to our oil and natural gas properties. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of oil and natural gas properties may not exceed a “ceiling limit” that is based upon the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of the cost or fair market value of unproved properties. If net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a “ceiling limitation write-down.” The risk that we will be required to write down the carrying value of our oil and gas properties increases when oil and natural gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. Once incurred, a write-down of oil and gas properties is not reversible at a later date. Write-downs required by these rules does not impact our cash flow from operating activities, but do reduce net income and stockholders’ equity.
          We are subject to various operating and other casualty risks that could result in liability exposure or the loss of production and revenues.
     Our operations are subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, such as:
•	fires;

•	natural disasters;

•	formations with abnormal pressures;

•	blowouts, cratering and explosions; and

•	pipeline ruptures and spills.
          Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.
          We may not have enough insurance to cover all of the risks we face, which could result in significant financial exposure.
          We maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We may elect not to carry insurance if our management believes that the cost of insurance is excessive relative to the risks presented. If an event occurs that is not covered, or not fully covered, by insurance, it could harm our financial condition, results of operations and cash flows. In addition, we cannot fully insure against pollution and environmental risks.

          We cannot control activities on properties we do not operate. Failure to fund capital expenditure requirements may result in reduction or forfeiture of our interests in some of our non-operated projects.
          We do not operate some of the properties in which we have an interest and we have limited ability to exercise influence over operations for these properties or their associated costs. As of December 31, 2005, approximately 31% of our oil and natural gas properties, based on pre-tax PV-10% value, are operated by other companies. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities and our targeted production growth rate. The success and timing of drilling, development and exploitation activities on properties operated by others depend on a number of factors that are beyond our control, including the operator’s expertise and financial resources, approval of other participants for drilling wells and utilization of technology.
          When we are not the majority owner or operator of a particular oil or natural gas project, we may have no control over the timing or amount of capital expenditures associated with such project. If we are not willing or able to fund our capital expenditures relating to such projects when required by the majority owner or operator, our interests in these projects may be reduced or forfeited.
          Our future operating results may fluctuate and significant declines in them would limit our ability to invest in projects.
          Our future operating results may fluctuate significantly depending upon a number of factors, including:
•	industry conditions;

•	prices of oil and natural gas;

•	rates of drilling success;

•	capital availability;

•	rates of production from completed wells; and

•	the timing and amount of capital expenditures.
          This variability could cause our business, financial condition and results of operations to suffer. In addition, any failure or delay in the realization of expected cash flows from operating activities could limit our ability to invest and participate in economically attractive projects.
          Our hedging activities may prevent us from benefiting from price increases and may expose us to other risks.
          In an attempt to reduce our sensitivity to energy price volatility, we enter into hedging arrangements with respect to a portion of our expected production, such as the use of derivative contracts that generally result in a fixed price or a range of minimum and maximum price limits over a specified time period.
          Our hedging activities expose us to the risk of financial loss in certain circumstances. For example, if we do not produce our oil and natural gas reserves at rates equivalent to our derivative position, we would be required to satisfy our obligations under those derivative contracts on potentially unfavorable terms without the ability to offset that risk through sales of comparable quantities of our own production. This situation occurred during portions of 2000, due in part to our sale of certain producing reserves in mid-1999 and reduced our cash flow in 2000 by approximately $1.0 million. Additionally, because the terms of our derivative contracts are based on assumptions and estimates of numerous factors such as cost of production and pipeline and other transportation and marketing costs to delivery points, substantial differences between the prices we receive pursuant to our derivative contracts and our actual results could harm our anticipated profit margins and our ability to manage the risk associated with fluctuations in oil and natural gas prices. We also could be financially harmed if the counter parties to our derivative contracts prove unable or unwilling to perform their obligations under such contracts. Additionally, in the past, some of our derivative contracts required us to deliver cash collateral or other assurances of performance to the counter parties if our payment obligations exceeded certain levels. Future collateral requirements are uncertain but will depend on arrangements with our counter parties and highly volatile natural gas and oil prices.

          We face significant competition and many of our competitors have resources in excess of our available resources.
          We operate in the highly competitive areas of oil and natural gas exploration, exploitation, acquisition and production. We face intense competition from a large number of independent, technology-driven companies as well as both major and other independent oil and natural gas companies in a number of areas such as:
•	seeking to acquire desirable producing properties or new leases for future exploration;

•	marketing our oil and natural gas production; and

•	seeking to acquire the equipment and expertise necessary to operate and develop those properties.
          Many of our competitors have financial and other resources substantially in excess of those available to us. This highly competitive environment could harm our business.
          We are subject to various governmental regulations and environmental risks that may cause us to incur substantial costs.
          From time to time, in varying degrees, political developments and federal and state laws and regulations affect our operations. In particular, price controls, taxes and other laws relating to the oil and natural gas industry, changes in these laws and changes in administrative regulations have affected and in the future could affect oil and natural gas production, operations and economics. We cannot predict how agencies or courts will interpret existing laws and regulations or the effect of these adoptions and interpretations may have on our business or financial condition.
          Our business is subject to laws and regulations promulgated by federal, state and local authorities, including the FERC, the EPA, the Texas Railroad Commission, the TCEQ and the Oklahoma Corporation Commission, relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Legal requirements are frequently changed and subject to interpretation and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations.
          Our operations are subject to complex federal, state and local environmental laws and regulations, including CERCLA, RCRA, OPA and the Clean Water Act. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. The discharge of natural gas, oil, or other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.
          We depend on our key management personnel and technical experts and the loss any of these individuals could adversely affect our business.
          If we lose the services of our key management personnel or technical experts or are unable to attract additional qualified personnel, our business, financial condition, results of operations, development efforts and ability to grow could suffer. We have assembled a team of geologists, geophysicists and engineers who have considerable experience in applying 3-D seismic imaging technology to explore for and to develop oil and natural gas. We depend upon the knowledge, skill and experience of these experts to provide 3-D seismic imaging and to assist us in reducing the risks associated with our participation in oil and natural gas exploration and development projects. In addition, the success of our business depends, to a significant extent, upon the abilities and continued efforts of our management, particularly Ben M. Brigham, our Chief Executive Officer, President and Chairman of the Board. We have an employment agreement with Mr. Brigham, but do not have an employment agreement with any of our other employees.
          The market price of our common stock is volatile.
          The trading price of our common stock and the price at which we may sell securities in the future is subject to large fluctuations in response to any of the following:
•	limited trading volume in our stock;

•	changes in government regulations;

•	quarterly variations in operating results;

•	our involvement in litigation;

•	general market conditions;

•	the prices of oil and natural gas;

•	announcements by us and our competitors;

•	our liquidity;

•	our ability to raise additional funds; and

•	other events.
          Our common stock price may decline when our financial results decline or when events occur that are adverse to us, our industry, or the equity markets.
          You can expect the market price of our common stock to decline when our financial results decline or otherwise fail to meet the expectations of the financial community or the investing public or at any other time when events actually or potentially adverse to us or the oil and natural gas industry or the economy occur. Our common stock price may decline to a price below the price you paid to purchase your shares of common stock in this offering.
          An active trading market for the preferred stock may not develop, and you may be unable to resell your shares of preferred stock at or above the purchase price.
     We do not intend to list the Series A Preferred Stock on any national securities exchange or automated quotation system. Consequently, a liquid trading market for the Series A Preferred Stock may not develop and the market price of the Series A Preferred Stock may be volatile. As a result, you may be unable to sell your shares of Series A Preferred Stock at a price equal to or greater than that which you paid, if at all.
          We do not intend to pay any dividends on our common stock.
          We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and plans for expansion.
Our shares that are eligible for future sale may have an adverse effect on the price of our common stock.
          Sales of substantial amounts of common stock, or a perception that such sales could occur, could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities. The selling stockholders own 16.6% of our outstanding common stock. All of these shares have been registered under the Securities Act pursuant to this registration statement and all or a portion of their shares may be sold.
Certain of our affiliates control a substantial portion of our outstanding common stock, which may affect your vote as a stockholder.
          Our directors, executive officers and 10% or greater stockholders, and certain of their affiliates, beneficially own a substantial portion of our outstanding common stock. Accordingly, these stockholders, as a group, may be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of common stock may be able to affect our management or direction. These factors may also have the effect of delaying or preventing a change in our management or voting control.
Certain anti-takeover provisions may adversely affect your rights as a stockholder.
          Our certificate of incorporation authorizes our Board of Directors to issue up to 10 million shares of preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the Board of Directors may determine. In addition, our outstanding Series A Preferred Stock, our senior credit facility and our senior subordinated notes contain terms restricting our ability to enter into change of control transactions, including requirements to redeem or repay the Series A Preferred Stock, our senior credit facility and our senior subordinated notes upon a change in control. These provisions, alone or in combination with the other matters described in the preceding paragraph may discourage transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock. We are also subject to provisions of the Delaware General Corporation Law that may make some business combinations more difficult.

USE OF PROCEEDS
     Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include any of the following:
•	repaying debt;

•	providing working capital;

•	funding capital expenditures;

•	paying for possible acquisitions or the expansion of our businesses; or

•	repurchasing our capital stock.
We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.
     We will not receive any proceeds from sales of shares of common stock or Series A Preferred Stock by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

							Three Months Ended
	2000	2001	2002	2003	2004	2005	March 31, 2006

Ratio of Earnings to Fixed Charges(1)	2.1X	1.7X	— (2)	2.4X	7.8X	8.3X	7.1X

(1)	Fixed charges are the sum of expensed interest, including amortized loan costs, capitalized interest and dividends.

(2)	Earnings were insufficient to cover fixed charges and dividends by $1.5 million and must generate additional earnings of this amount to achieve a coverage of 1:1.

DESCRIPTION OF DEBT SECURITIES
     The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. The debt securities will be issued under one or more separate indentures between us and a trustee to be named in the prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.
     Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement to which this prospectus relates and you should read the indentures for provisions that may be important to you.
General
     Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued.
     We conduct a substantial part of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized and unsubordinated claims against any subsidiary. Our ability to pay principal of and premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us of dividends, interest or other charges by our subsidiaries.
     If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See “— Subsidiary Guarantees.”
     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:
•	The title and type of the debt securities;

•	Any limit upon the total principal amount of the debt securities;

•	The dates on which the principal and premium (if any) of the debt securities will be payable;

•	The interest rate or rates, or the method of determination thereof, that the debt securities will bear and the interest payment dates for the debt securities;

•	Places where payments of the principal, premium, if any, and interest may be made on the debt securities;

•	Any optional redemption periods;

•	Any subordination and the terms thereof;

•	Any sinking fund, amortization or other provisions that would obligate us to redeem, repurchase or repay some or all of the debt securities;

•	If other than US dollars, the currency or currencies, or the form of other securities or property in which principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

•	Any index or other method used to determine the amount of payment of principal of (and premium, if any) and/or interest on the debt securities;

•	Whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	Any additional means of satisfaction or discharge of the debt securities;

•	Whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

•	Any deletions, modifications, or additions to the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof;

•	Whether the debt securities will be convertible or exchangeable and, if so, the provisions regarding convertibility or exchangeability of the debt securities;

•	Whether the debt securities will be subject to certain optional interest rate reset provisions;

•	Whether the debt securities will be issued as a global debt security and, in that case, the identity of the depository for the debt securities; and

•	Any other terms of the debt securities.
     Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.
     Debt securities of a series may be issued in registered, bearer, coupon or global form.
     The prospectus supplement for each series of debt securities will state whether the debt securities will be issued in registered form and whether the debt securities will be in denominations other than $1,000 each or multiples thereof.
Original Issue Discount
     One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.
Subsidiary Guarantees
     Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.
     The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.
     Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.
     If a series of debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt. See “— Subordination.”

Subordination
     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of any debt specified in the applicable prospectus supplement and supplemental indenture.
Consolidation, Merger or Sale
     The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we sell all or substantially all of our assets, upon compliance with these provisions, we shall be released from all our liabilities and obligations under any indenture and under the debt securities.
Modification of Indentures
     Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.
Events of Default
     Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:
•	failure to pay interest on any debt security for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security when due;

•	failure to deposit any sinking fund payment for 30 days after it is due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other event of default included in any indenture or supplemental indenture.
     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.
     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an event of default occurs and is continuing with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all securities or because of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities may declare the entire principal of all the debt securities to be due and payable immediately. If either of these happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series (or of the debt securities of all series, as the case may be) can void the declaration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization.
     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.
Covenants
     Under the indentures, we will:
•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.
Equal and Ratable Securitization
     Neither we nor any restricted subsidiary may secure senior debt securities of any series unless the debt securities of every other series are also equally and ratably secured. The subordinated securities have no such restrictive covenant.
Payment and Transfer
     Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.
     Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.
Global Securities
     Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (“DTC”) acts as depositary.
     Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.
     Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.
     Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.
     Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.
     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:
•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.
     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.
     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.
     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.
     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.
Defeasance
     We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     We must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.
Meetings
     Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 20% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in “Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.
Governing Law
     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.
Notices
     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.
Senior Credit Facility
     Our senior credit facility provides for a maximum $200 million in commitments and matures in June 2010. Borrowings under our senior credit facility are secured by substantially all of our oil and natural gas properties. The collateral value and borrowing base are redetermined semi-annually and are based in part on prevailing oil and natural gas prices. The senior credit facility agreement contains various covenants and restrictive provisions, which limit our ability to incur additional indebtedness, sell properties, purchase or redeem our capital stock, make investments or loans, create liens and make certain acquisitions.
Senior Subordinated Notes
     We have issued senior subordinated notes that mature in June 2010. The senior subordinated notes are secured obligations ranking junior to our senior credit facility and have covenants similar to the senior credit facility as well as a covenant relating to our risked net present value to debt ratio.

SELLING STOCKHOLDERS
     The following table sets forth information about the selling stockholders’ beneficial ownership of our common stock and Series A Preferred Stock as of March 15, 2006 (such information has been provided by the selling stockholders) and after the sale of the common stock and Series A Preferred Stock offered by each selling stockholder. None of the selling stockholders has committed to sell any shares under this prospectus. The numbers presented under “Number of Shares of Common Stock Owned After the Offering” and “Number of Shares of Series A Preferred Stock Owned After the Offering” assume that all of the shares offered by the selling stockholders are sold and that the selling stockholders acquire no additional shares of our common stock or Series A Preferred Stock before the completion of this offering. The selling stockholders may offer all, some or none of the shares of our common stock or Series A Preferred Stock beneficially owned by them. All expenses incurred with the registration of the shares of common stock owned by the selling stockholders will be borne by us; provided that we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration. All expenses incurred with the registration of the shares of the Series A Preferred Stock will be borne by the selling stockholders.

		NUMBER OF
	NUMBER OF	SHARES OF				NUMBER OF
	SHARES OF	SERIES A		NUMBER OF	NUMBER OF	SHARES OF
	COMMON	PREFERRED	NUMBER OF	SHARES OF	SHARES OF	SERIES A
	STOCK	STOCK	SHARES OF	SERIES A	COMMON	PREFERRED
	OWNED	OWNED	COMMON	PREFERRED	STOCK	STOCK
	PRIOR TO	PRIOR TO	STOCK	STOCK	OWNED	OWNED
	THE	THE	BEING	BEING	AFTER THE	AFTER THE
NAME	OFFERING	OFFERING	OFFERED	OFFERED	OFFERING	OFFERING
DLJ Merchant Banking Partners III, L.P.	5,323,571	355,901	5,323,571	355,901	0	0

DLJ Offshore Partners III, C.V.	290,460	18,433	290,460	18,433	0	0

DLJ Offshore Partners III-1, C.V.	97,063	6,489	97,063	6,489	0	0

DLJ Offshore Partners III-2, C.V.	69,142	4,621	69,142	4,621	0	0

DLJ MB Partners III GmbH & Co., KG	45,873	2,914	45,873	2,914	0	0

Millennium Partners II, L.P.	9,161	615	9,161	615	0	0

DLJ MB Funding III, Inc.	91,131	9,074	91,131	9,074	0	0

DLJ ESC II, L.P.	1,021,361	107,004	1,021,361	107,004	0	0

MBP III Plan Investors, L.P.	562,120	0	562,120	0	0	0

TOTAL	7,509,882	505,051	7,509,882	505,051	0	0
      In November 2000, we issued to certain of the selling stockholders 1,000,000 shares of our Series A Preferred Stock and warrants to purchase 6,666,667 shares of our common stock at an exercise price of $3.00 per share. In March 2001, we issued to certain of the selling stockholders 500,000 shares of our Series A Preferred Stock and warrants to purchase 2,105,253 shares of our common stock at an exercise price of $4.75 per share. In connection with the sale of our Series B Preferred Stock, the original exercise price of the warrants issued in March 2001 was adjusted from $4.75 to $4.35. In December 2002, we issued to certain of the selling stockholders 500,000 shares of our Series B Preferred Stock, warrants to purchase 2,298,850 shares of our common stock at an exercise price of $4.35 per share and 2,564,102 shares of our common stock at a purchase price of $3.90 per share. The stated value of our Series A and Series B Preferred Stock issued to the selling stockholders is $20 per share. To exercise the warrants we issued with our Series A and Series B Preferred Stock, the selling stockholders could pay the exercise price of the warrants using either cash or shares of previously issued preferred stock with an aggregate value equal to the exercise price of the warrants.
      From issuance through September 30, 2005, we also issued the selling stockholders a total of 462,951 shares of additional Series A Preferred Stock and 31,829 shares of additional Series B Preferred Stock to satisfy dividend obligations associated with that preferred stock.
      In November 2003, the warrants to purchase 6,666,667 shares of our common stock were exercised. The holders of the warrants elected to use 1,000,002 shares of Series A Preferred Stock to pay the $20 million exercise price. In December 2003, the warrants to purchase 2,105,253 shares of our common stock were exercised. The holders of the warrants elected to use 457,898 shares of Series A Preferred Stock to pay the $9.2 million exercise price. Also in December 2003, the warrants to purchase 2,298,850 shares of our common stock were exercised. The holders of the warrants elected to use 500,002 shares of Series B Preferred Stock to pay the $10 million exercise price. Each of these exercises occurred due to us requiring the holders to exercise the warrants as the average price per share of our common stock exceeded certain thresholds. Also, pursuant to the terms of the Series B Preferred Stock, we redeemed the 31,829 shares of Series B Preferred Stock that remained outstanding after the exercise of the warrants issued with the Series B Preferred Stock. Pursuant to a Stock Purchase Agreement dated November 9, 2005, as amended November 17, 2005, we repurchased an aggregate of 6,125,000 shares of our common stock from the selling stockholders at a price of $11.46 per share in connection with an underwritten public offering of our common stock.
      The remainder of the common stock and Series A Preferred Stock owned by the selling stockholders is reflected in the above table and is being registered pursuant to this registration statement.
      None of the selling stockholders is a registered broker-dealer, however they are affiliates of Credit Suisse Securities (USA) LLC, which is a registered broker-dealer. The selling stockholders acquired the shares listed above in the ordinary course of their business and at the time of acquisition did not have any arrangements or understandings with any person to distribute the securities.
     Investment and disposition decisions with regard to our securities held by each of DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ MB PartnersIII GmbH & Co.KG and DLJ Millennium Partners II, L.P. (the “MBP III Entities”) are made by an investment committee of DLJ Merchant Banking III, L.P., the associate general partner or managing limited partner of each MBP III Entity (the “MBP III Investment Committee”). Each of MBP III Plan Investors, L.P., DLJ ESC II, L.P. and DLJ MB Funding III, Inc., with regard to our securities held by each of them, invests alongside the MBP III Entities and follows the recommendations of the MBP III Investment Committee.
     The MBP III Investment Committee is comprised of senior investment professionals affiliated with Credit Suisse and is appointed by DLJ Merchant Banking III, L.P. The composition of the investment committee changes from time to time. As of the date of this prospectus, the members of the MBP III Investment Committee are Nicole S. Arnaboldi, Thompson Dean, Steven Rattner, Charles Pieper, Kamil Salame, Susan Schnabel and Colin Taylor.
     None of the MBP III Investment Committee members individually has the authority to dispose of or vote the securities offered by the selling stockholders pursuant to this prospectus without approval of others on the committee nor the ability to block any disposition or voting of these securities. As such, each of the members of the MBP III Investment Committee disclaims beneficial ownership of the securities held by the selling stockholders.

     Prior to September 2004, Steven A. Webster, one of our directors, was an employee of Credit Suisse, an affiliate of the selling stockholders. Currently, Mr. Webster is Co-Managing Partner of Avista Capital Holdings, L.P., a private equity firm whose principals have consulting agreements with Credit Suisse to help manage certain investments, including its investment in us.
     If we offer and sell common stock, the number of shares of common stock, and Series A Preferred Stock if any, being offered for the selling stockholders as well as the number of such shares and the percentage of the class, if greater than one percent, to be owned by a selling stockholder after completion of the offering will be set forth in the applicable prospectus supplement. We will not receive any proceeds from sales of shares of common stock or Series A Preferred Stock by the selling stockholders.

DESCRIPTION OF CAPITAL STOCK
     The description of our capital stock below is only a summary and is not intended to be complete. For a complete description, please read our certificate of incorporation and bylaws, which have been filed with the Securities and Exchange Commission.
General
     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Pursuant to Certificates of Designations which have been filed with the Secretary of State of Delaware, 2,250,000 shares of our preferred stock have been designated Series A Preferred Stock.
Common Stock
     Subject to the preferential rights of any outstanding series of preferred stock, the holders of our common stock are entitled to one vote for each share held of record on all matters submitted to the stockholders. Our certificate of incorporation does not allow the stockholders to take action by written consent with less than unanimous consent. The holders of our common stock are entitled to participate fully in dividends, if any are declared by the Board of Directors out of legally available funds, and in the distribution of assets in the event of liquidation. However, the payment of any dividends and the distribution of assets to holders of our common stock will be subject to any prior rights of outstanding shares of our preferred stock. We have never paid cash dividends on our common stock. The holders of our common stock have no preemptive or conversion rights, redemption rights, or sinking fund provisions. Our common stock is not assessable.
Preferred Stock
     Our Board of Directors may establish, in addition to the Series A Preferred Stock, without stockholder approval, one or more classes or series of our preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, and limitations that our Board of Directors may designate. The issuance of additional shares of our preferred stock could adversely affect the voting power of the holders of our common stock and restrict their rights to receive payments upon our liquidation. It could also have the effect of delaying, deferring or preventing a change in control of us.
Series A Preferred Stock
     The Series A Preferred Stock has a stated value of $20.00 per share and bears dividends at a rate of 6% per annum.
     The Series A Preferred Stock has a ten-year maturity and is redeemable at our option at 100% or 101% of the stated value per share (depending on certain conditions) at any time prior to maturity in November 2010. At maturity, the Series A Preferred Stock must be redeemed at 100% of the stated value per share and is not convertible.
     In the event of a change of control, we must offer to purchase the outstanding Series A Preferred Stock at 101% of the stated value plus all accrued and unpaid dividends. In the event of any liquidation, dissolution or winding up, the holders of the Series A Preferred Stock shall receive a distribution of $20.00 per share plus any accrued and unpaid dividends before any holders of common stock or junior preferred stock receive any dividends.
     In the event we fail to comply with certain requirements such as failing to pay accrued dividends on time or failing to pay the applicable price for optional (whether or not deemed) or mandatory redemption, the dividend rate will be increased 1% per annum until the event of noncompliance is remedied.
     The holders of our Series A Preferred Stock have the right to nominate for election one member to our Board of Directors so long as such holders own at least 10% of the outstanding shares of Series A Preferred Stock or at least 5% of the outstanding shares of our common stock. The vote of the holders of 75% of the shares of Series A Preferred Stock is required for us to issue additional shares of Series A Preferred Stock (except for permitted issuances), the authorization, creation or issuance of any parity security (except for permitted issuances) or the amendment, alteration or repeal of any of the provisions of our Certificate of Incorporation which would adversely affect any right, preference, privilege or voting power of shares of Series A Preferred Stock.

Other Preferred Stock
     The following description discusses the general terms of the preferred stock that we may issue. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the applicable prospectus supplement are not complete and are qualified in their entirety by reference to our certificate of incorporation and to the certificate of designation relating to that series of preferred stock. The certificate of designation for any series of preferred stock will be filed with the Securities and Exchange Commission promptly after the offering of that series of preferred stock.
     The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The terms of the preferred stock may include:
•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.
     Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.
     The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.
Depositary Shares
     We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

     Description of Depositary Shares
     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.
     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.
     Dividends and Other Distributions
     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.
     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.
     Redemption of Depositary Shares
     If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.
     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.
     Voting the Preferred Stock
     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.
     Amendment and Termination of the Depositary Agreement
     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

     Resignation and Removal of Depositary
     The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.
     Miscellaneous
     The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.
     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Warrants
     We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.
     The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:
•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number of amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time; and

•	information with respect to book-entry procedures, if any.
     Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Anti-Takeover Effects of Provisions of Our Articles of Incorporation and Bylaws
     Our articles of incorporation, as amended, and our bylaws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the board of directors and make removal of our management more difficult.
     Removal of Directors; Advance Notice Provisions for Stockholder Nominations
     Any director may be removed from office only by the affirmative vote of a majority of the then outstanding shares entitled to vote on the matter. Any stockholder wishing to submit a nomination to the board of directors must follow the procedures outlined in our bylaws.
     Unanimous Consent of Stockholders Required for Action by Written Consent
     Under our articles of incorporation, as amended, stockholder action may be taken without a meeting only by unanimous written consent of all of our stockholders.
     Issuance of Preferred Stock
     As described above, our articles of incorporation authorize the board of directors to issue preferred stock from time to time, in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of any class of preferred stock, including the outstanding shares of Series A Preferred Stock, while providing flexibility for many corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.
     Business Combinations under Delaware law
     We are a Delaware corporation and are governed by Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, which is a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time the person becomes an interested stockholder. These restrictions do not apply if:
•	before the person becomes an interested stockholder, our board of directors approves the transaction in which the person becomes an interested stockholder or the business combination;

•	upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	following the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of a least two-thirds of our outstanding voting stock not owned by the interested stockholder.
In addition, the law does not apply to interested stockholders who became interested stockholders before our common stock was listed on the Nasdaq National Market.
     Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

PLAN OF DISTRIBUTION
     We and the selling stockholders may sell securities pursuant to this prospectus (a) through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or (d) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:
•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us, and the selling stockholders, if any

•	the net proceeds to us, and the selling stockholders, if any from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
     As noted above under “Selling Stockholders,” certain shares of common stock and Series A Preferred Stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, stockholder distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.
Sales through Underwriters or Dealers
     If we and the selling stockholders use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
     If we and the selling stockholders use dealers in the sale of securities, we and the selling stockholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales through Agents
     We and the selling stockholders may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We and the selling stockholders may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.
     We and the selling stockholders may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
General Information
     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1993. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.
     We and the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.
     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
     In addition, sales not covered by this prospectus may also be made by the selling stockholders pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933.
     From time to time the selling stockholders may distribute a portion or all of their shares to their equity owners. In the event of such a distribution, and to the extent these equity owners intend to use this prospectus to sell any of such shares, if required these equity owners will be identified in a supplement to this prospectus. Furthermore, to the extent required, this prospectus also may be amended or supplemented from time to time to describe a specific plan of distribution or any material arrangement that a selling stockholder has entered into for the sale of shares, including the details of any underwritten distribution.
     In connection with distributions of shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other agents. In connection with such transactions, broker-dealers or other agents may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge or grant a security interest in shares and, upon a default in the performance of the secured obligation, such pledgee or secured party may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
     To comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of shares by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

LEGAL MATTERS
     Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Thompson & Knight L.L.P., Dallas, Texas. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.
EXPERTS
  The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on the Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
RESERVE ENGINEERS
     Cawley, Gillespie & Associates, Inc., independent petroleum consultants, estimated our reserves as of December 31, 2005, 2004 and 2003 and the present value of the estimated future net revenues from those estimated reserves included in this document. These estimates are included in reliance upon their reports given upon their authority as experts on the matters covered by the summary reserve report.

(BRIGHAM LOGO)
$300,000,000
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Offered by Brigham Exploration Company
7,509,882 Shares of Common Stock
And
505,051 Shares of Series A Preferred Stock
Offered by Selling Stockholders

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     Except for the Securities and Exchange Commission registration fee, all expenses are estimated. All such expenses will be paid by the registrant. All expenses incurred with the registration of the shares of common stock owned by the selling stockholders will be borne by the registrant; provided that, the registrant will not be obligated to pay any underwriting fees, discounts and commissions in connection with such registration. All expenses incurred with the registration of the shares of the Series A Preferred Stock will be borne by the selling stockholders.

Securities and Exchange Commission registration fee	$41,529.77
Accounting fees and expenses	*
Legal fees and expenses	*
Trustee fees and expenses	*
Printing expenses	*
Blue sky fees and expenses (including legal fees)	*
Miscellaneous	*
Total	*

*	To be filed by amendment.
Item 15. Indemnification of Directors and Officers.
(a) Brigham Exploration Company
     In accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, our Certificate of Incorporation includes a provision that, to the fullest extent permitted by law, eliminates the personal liability of members of our Board of Directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Such provision does not eliminate or limit the liability of a director (1) for any breach of a director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, (3) for paying an unlawful dividend or approving an illegal stock repurchase (as provided in Section 174 of the Delaware General Corporation Law) or (4) for any transaction from which the director derived an improper personal benefit.
     Under Section 145 of the Delaware General Corporation Law, we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.
     Section 145 of the Delaware General Corporation Law further provides that to the extent one of our directors or officers has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.
     We also have the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person’s capacity as a director, officer, employee or agent of the corporation, or arising out of that person’s status as such, whether or not we would have the power to indemnify against the liability.
     The Certificate of Incorporation and Bylaws provide that we will indemnify our officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as one of our officers or directors, or, at our request, as an officer, director, agent or employee of another business entity. The Certificate of

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Incorporation and Bylaws further provide that we may, by action of our Board of Directors, provide indemnification to our employees and agents, individually or as a group, with the same scope and effect as the indemnification of directors and officers.
     Each Indemnity Agreement between us and our executive officers provides for the indemnification in certain instances against liability and expenses incurred in connection with proceedings brought by or in the right of the corporation or by third parties by reason of a person serving as one of our officers or directors.
(b) Brigham, Inc.
     Pursuant to the provisions of Section 78.7502 of the Nevada General Corporation Law, Brigham, Inc. has authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause or belief his conduct was unlawful.
     Under the Nevada General Corporation Law, Brigham, Inc. also has the authority to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust of other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
     Section 78.751 of the Nevada General Corporation Law requires Nevada corporations to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation’s stockholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances, by independent legal counsel.
     Brigham, Inc. also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person’s capacity as a director, officer, employee or agent of the corporation, or arising out of that person’s status as such, whether or not we would have the power to indemnify against the liability.
     To the extent a director or officer has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.
     In addition, unless otherwise provided in the Articles of Incorporation, Section 78.138 of the Nevada General Corporation Law eliminates the personal liability of directors and officers, to the corporation or stockholders, for damages resulting from their breach of fiduciary duties, unless such breach involved intentional misconduct, fraud or a knowing violation of the law. The Articles of Incorporation of Brigham, Inc. do not provide otherwise.
     The Articles of Incorporation of Brigham, Inc. provide that Brigham, Inc. will indemnify its officers, directors, employees and agents to the fullest extent permitted by Nevada law.
     The Bylaws of Brigham, Inc. provide that Brigham, Inc. can indemnify its officers and directors and former officers and directors against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as one of its officers or directors, or, at its request, as an officer, director, agent or employee of another business entity. The Bylaws also further provide that Brigham, Inc. may provide indemnification to its employees and agents, individually or as a group, with the same scope and effect as the indemnification of directors and officers.

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(c) Brigham Oil & Gas, L.P.
     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, permits Brigham Oil & Gas, L.P. to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.
(d) Brigham Holdings I, LLC and Brigham Holdings II, LLC
     Pursuant to Section 86.411 of the Nevada Limited Liability Company Act, a limited-liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the company, by reason of the fact that he is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Under Section 86.412 of the Nevada Limited Liability Company Act, a limited-liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that he is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the company.
     In addition, the Nevada Limited Liability Company Act provides that to the extent a manager, member, employee or agent has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.
     Brigham Holdings I, LLC and Brigham Holdings II, LLC also have the power to purchase and maintain insurance on behalf of any person covering any liability incurred in that person’s capacity as a member, manager, employee or agent of the limited liability company, or arising out of that person’s status as such, whether or not we would have the power to indemnify against the liability.
     The Articles of Organization of Brigham Holdings I, LLC and Brigham Holdings II, LLC eliminate the personal liability of managers, to the limited liability company or its members, for damages resulting from their breach of fiduciary duties.
     The Operating Agreements of Brigham Holdings I, LLC and Brigham Holdings II, LLC provide that Brigham Holdings I, LLC and Brigham Holdings II, LLC will indemnify their managers and officers and former managers and officers against any expenses, judgments or settlement payments sustained or paid by such persons as a result of having acted as one of its managers or officers, or at its request, as an officer, manager, agent or employee of another business entity. The Operating Agreements also further provide that Brigham Holdings I, LLC and Brigham Holdings II, LLC may provide indemnification to its members, employees and agents, individually or as a group, with the same scope and effect as the indemnification of managers and officers. Any indemnification to any person must be reported to the members in writing before their next meeting.
     The foregoing summaries are necessarily subject to the complete text of the statute, articles of incorporation, bylaws, agreements and insurance policies referred to above and are qualified in their entirety by reference thereto.
Item 16. Exhibits.
     The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as part of this Registration Statement.
Item 17. Undertakings.
     (a) The undersigned registrants hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          Provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) of this paragraph do not apply if the registration statement is on Form S-3 and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          i.    If the registrant is relying on Rule 430B:
               A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

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          iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of each registrants annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the act, and will be governed by the final adjudication of such issue.
     (i)    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.
            (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (j) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

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SIGNATURES
   Pursuant to the requirements of the Securities Act of 1933, Brigham Exploration Company, Brigham, Inc., Brigham Oil & Gas, L.P., Brigham Holdings I, LLC and Brigham Holdings II, LLC certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Amendment No. 2 to the Registration Statement on Form S-3 to be signed on their behalf by Ben M. Brigham, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 6th day of June, 2006.

BRIGHAM EXPLORATION COMPANY

By:	/s/ Ben M. Brigham

Ben M. Brigham
Chairman of the Board, President and Chief
Executive Officer

BRIGHAM, INC.

By:	/s/ Ben M. Brigham

Ben M. Brigham President

BRIGHAM OIL & GAS, L.P.

By:	BRIGHAM, INC.,
Its managing general partner

By:	/s/ Ben M. Brigham

Ben M. Brigham
President

BRIGHAM HOLDINGS I, LLC

By:	/s/ Ben M. Brigham

Ben M. Brigham
Manager

BRIGHAM HOLDINGS II, LLC

By:	/s/ Ben M Brigham

Ben M. Brigham
Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-3 has been signed by Ben M. Brigham in the capacity and on the date indicated in the City of Boston, State of Massachusetts.
BRIGHAM EXPLORATION COMPANY

Signature	Title	Date

/s/ Ben M. Brigham Ben M. Brigham	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer)	June 6, 2006
* Eugene B. Shepherd, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2006
* David T. Brigham	Director	June 6, 2006
* Harold D. Carter	Director	June 6, 2006
* Stephen C. Hurley	Director	June 6, 2006
* Stephen P. Reynolds	Director	June 6, 2006
* Hobart A. Smith	Director	June 6, 2006
* Steven A. Webster	Director	June 6, 2006
* R. Graham Whaling	Director	June 6, 2006

BRIGHAM, INC

Signature	Title	Date

/s/ Ben M. Brigham Ben M. Brigham	President and Director (Principal Executive Officer)	June 6, 2006
* Eugene B. Shepherd, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2006
* David T. Brigham	Executive Vice-President-Land and Administration and Director	June 6, 2006

* By: /s/ Ben M. Brigham Ben M. Brigham Attorney-in-fact

Signature	Title	Date

BRIGHAM OIL & GAS, L.P. (Brigham, Inc. serves as the managing general partner of Brigham Oil & Gas, L.P.)
/s/ Ben M. Brigham Ben M. Brigham	President (Principal Executive Officer)	June 6, 2006
* Eugene B. Shepherd, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2006
BRIGHAM HOLDINGS I, LLC

Signature	Title	Date

/s/ Ben M Brigham Ben M Brigham	President and Manager (Principal Executive Officer)	June 6, 2006
* Eugene B. Shepherd, Jr.	Vice President, Treasurer and Manager (Principal Financial and Accounting Officer)	June 6, 2006
* Mindy Riddle	Vice President, Secretary and Manager	June 6, 2006

BRIGHAM HOLDINGS II, LLC

Signature	Title	Date

/s/ Ben M Brigham Ben M Brigham	President and Manager (Principal Executive Officer)	June 6, 2006
* Eugene B. Shepherd, Jr.	Vice President, Treasurer and Manager (Principal Financial and Accounting Officer)	June 6, 2006
* Mindy Riddle	Vice President, Secretary and Manager	June 6, 2006

* By: /s/ Ben M. Brigham Ben M. Brigham Attorney-in-fact

INDEX TO EXHIBITS

1.1***	Form of Equity Underwriting Agreement

1.2***	Form of Debt Underwriting Agreement

4.1	Form of Common Stock Certificate (filed as Exhibit 4.1 to Brigham’s Registration Statement on Form S-1 (Registration No. 333-22491) and incorporated herein by reference)

4.2	Certificate of Designations of Series A Preferred Stock (Par Value $.01 Per Share) of Brigham Exploration Company filed October 31, 2000 (filed as Exhibit 4.1 to Brigham’s Current Report on Form 8-K, as amended (filed November 8, 2000) and incorporated herein by reference)

4.3	Certificate of Amendment of Certificate of Designations of Series A Preferred Stock (Par Value $.01 Per Share) of Brigham Exploration Company, filed March 2, 2001 (filed as Exhibit 4.2.1 to Brigham’s Annual Report on Form 10-K for the year ended December 31, 2000 and incorporated herein by reference)

4.4	Fourth Amended and Restated Credit Agreement, dated June 29, 2005 between Brigham Oil & Gas, L.P., Bank of America, N.A., The Royal Bank of Scotland plc, BNP Paribas and Banc of America Securities LLC. (filed as Exhibit 10.1 to Brigham’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and incorporated herein by reference)

4.5	Second Amended and Restated Subordinated Credit Agreement dated January 21, 2005 between Brigham Oil & Gas, L.P., and The Royal Bank of Scotland plc. (filed as Exhibit 10.45 to Brigham’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference)

4.6	First Amendment to Second Amended and Restated Subordinated Credit Agreement dated June 29, 2005, between Brigham Oil & Gas, L.P., and The Royal Bank of Scotland plc. (filed as Exhibit 10.3 to Brigham’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and incorporated herein by reference)

4.7	Second Amended and Restated Intercreditor and Subordination Agreement, dated January 21, 2005 (filed as Exhibit 10.4 to Brigham’s Quarterly Report on Form 10-Q for the quarter ended June 30,2005 and incorporated herein by reference)

4.8	First Amendment to the Second Amended and Restated Intercreditor and Subordination Agreement, dated June 29, 2005 (filed as Exhibit 10.5 to Brigham’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and incorporated herein by reference)

4.9*	Form of Senior Indenture

4.10*	Form of Subordinated Indenture

5.1*	Opinion of Thompson & Knight L.L.P.

8.1***	Opinion of Thompson & Knight L.L.P.

12.1**	Statement regarding Calculation of Ratio of Earnings to Fixed Charges

23.1**	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Thompson & Knight, L.L.P. (contained within Exhibit 5.1 hereto)

23.3***	Consent of Thompson & Knight, L.L.P. (contained within Exhibit 8.1 hereto)

23.4*	Consent of Cawley Gillespie & Associates, Inc.

24*	Powers of Attorney

25.1***	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Senior Indenture

25.2***	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Subordinated Indenture

*	Previously Filed

**	Filed herewith

***	To be filed by an amendment or as an exhibit to a document filed under the Securities Exchange Act and incorporated by reference herein